UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2008

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-25855	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6650 Via Austi Parkway, Suite 170
Las Vegas, Nevada 89119

(Address of principal executive offices)

(702) 733-7195

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2008, Elixir Gaming Technologies, Inc. (the “Company”) issued a press release announcing that on the same day it had entered into a Trade Credit Facility Agreement (the “Agreement”) with Elixir International Limited (“Elixir International”).  Elixir International is a wholly-owned subsidiary of the Company’s principal shareholder, Elixir Group Limited.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 1.01 and the below Item 2.03 by reference.

The Company and Elixir International entered into the Agreement for the purpose of providing for a formal structure pursuant to which Elixir International may, from time to time at its option, provide trade credits for electronic gaming machines offered to the Company in exchange for the Company’s issuance of unsecured notes to Elixir International bearing interest at a fixed rate of eight percent (8%) per annum.  Title of any gaming machines offered in exchange for the notes passes to the Company upon issuance of the notes.

Upon entering into the Agreement, the Company immediately issued the first note pursuant to the terms of the Agreement in the principal amount of $15,000,000 (the “Initial Advance”).  The Initial Advance extinguished an existing current trade payable of equivalent amount to Elixir International in respect to gaming machines previously acquired.

The Company is obligated to repay the principal, plus any accrued interest thereon, of the Initial Advance in 24 equal monthly installments after the date of issue.  However, the Initial Advance is subject to demand by Elixir International for immediate payment of any outstanding sums owed under it to Elixir International if there is either (i) an Event of Default (defined below) or (ii) a Change of Control (defined below).  The Company and Elixir International expect that any further notes issued pursuant to the Agreement will be repaid in 24 equal monthly installments after the date of issue.  However, any further notes, if issued, will be subject to demand by Elixir International for immediate payment of any outstanding sums owed under them to Elixir International at anytime and in the sole discretion of Elixir International.

While it is the intention of the Company and Elixir International that further notes will be issued, the Agreement does not include a commitment on the part of Elixir International and all further borrowings by the Company are subject to the approval of Elixir International in its sole discretion.  There can be no assurance of any further amount of credit obtainable by the Company under the Agreement.

An “Event of Default” occurs pursuant to the Agreement if, among other things, (i) the Company defaults in the payment when due of any principal or interest on any note issued pursuant to the Agreement; or (ii) the Company becomes insolvent or generally fails to pay or admit in writing its inability to pay its debts as they become due; or the Company applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for itself or any of its property, or makes a general assignment for the benefit of its creditors; or a trustee, receiver or other custodian will otherwise be appointed for the Company or any of its assets and not be discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding will be commenced by or against the Company and be consented to or acquiesced in by the Company or remain undismissed for thirty (30) days; or the Company will take any corporate action to authorize, or in furtherance of, any of the foregoing; or (iii) any judgments, writs, warrants of attachment, executions or similar process (not undisputedly covered by insurance) in an aggregate amount in excess of $100,000 will be issued or levied against the Company or any of its assets and will not be released, vacated or fully bonded prior to any sale and in any event within thirty (30) days after its issue or levy; or (iv) the Company becomes subject to pending or threatened litigation, arbitration or a governmental litigation or proceeding, not previously disclosed to Elixir International, and such action could have a material adverse affect on the operation or financial condition of the Company.

A “Change of Control” occurs pursuant to the Agreement if, among other things, after April 21, 2008: (i) any person or two or more persons acting in concert (other than Elixir International or its affiliates) acquire beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more (on a fully-diluted basis) of the combined voting power of all securities of the Company (other than securities owned by Elixir Group Limited or its affiliates) entitled to vote in the election of directors; or (ii) the sale of substantially all of the assets of the Company; or (iii) any sale of securities of the Company by Elixir Group Limited or its affiliates or any issuance of new securities by the Company resulting in the combined voting power of all securities of the Company (on a fully-diluted basis) owned by Elixir Group Limited or its affiliates falls below 30%.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above regarding the Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit 99.1	Press release dated April 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: April 25, 2008	/s/ David R. Reberger
David R. Reberger, Chief Financial Officer